Exhibit B

Schedule of Transactions in Shares

Date of Transaction	Title of Class	Number of Shares Acquired	Number of Shares Disposed	Price Per Share

12/8/2025	Common Stock, par value $0.001		125,400 (1)	$30.75
12/9/2025	Common Stock, par value $0.001		8,785 (1)	$30.5838 (2)

12/10/2025	Common Stock, par value $0.001		8,625 (1)	$30.3918 (3)

12/8/2025	Common Stock, par value $0.001		2,000 (3)	$31.6017 (4)

(1) The reported securities and warrants are owned directly by Manchester Explorer, L.P. (“Explorer”) and may be deemed to be indirectly beneficially owned by (i) Manchester Management Company, LLC (“Manchester Management”), the general partner of Explorer, (ii) Manchester Management PR, LLC (“Manchester PR”), the investment adviser to Manchester Management, (iii) James E. Besser, the managing member of Manchester Management and Manchester PR, and (iv) Morgan Frank, who serves as a portfolio manager and as a consultant for Explorer. The Reporting Persons disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein, and this report shall not be deemed an admission that the Reporting Persons are the beneficial owners of the securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(2) The price reported in Column 4 is a weighted average price. These shares were bought in multiple transactions within the range of $30.00 to $31.71. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares bought at each separate price within the range set forth in this footnote.

(3) The price reported in Column 4 is a weighted average price. These shares were bought in multiple transactions within the range of $ 30.01 to $30.90. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares bought at each separate price within the range set forth in this footnote.

(4) The reported securities are directly owned by James E. Besser in his personal capacity.

(5) The price reported in Column 4 is a weighted average price. These shares were bought in multiple transactions within the range of $29.88 to $33.50. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares bought at each separate price within the range set forth in this footnote.

The Form 4 filed by Reporting Persons on December 10, 2025 is incorporated herein by reference.